Exhibit 10.3

J. ALEXANDER’S HOLDINGS, INC.

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ________, 20__ (the “Grant Date”), between J. Alexander’s Holdings, Inc., a Tennessee corporation (together with its Subsidiaries, the “Company”), and ____________, (the “Grantee”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the J. Alexander’s Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted Performance Award to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Performance Shares.

(a)The Company hereby grants to the Grantee an award (the “Award”) of _______________ shares of Common Stock of the Company (the “Shares” or the “Performance Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

2.Terms and Rights as a Shareholder.

(a)Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” shall expire with respect to ____________ percent (___%) of the Shares granted herein on each of the first ____ anniversaries of the Grant Date, but only if in the case of each such date, the Company shall have achieved the performance target set forth on Exhibit A (the “Performance Target”) as of such date (and the other terms and conditions set forth herein have been met) as determined by the Committee in accordance with the Plan. If, as of the applicable anniversary of the Grant Date, the Company has not yet achieved the Performance Target, the Restricted Period will not expire with respect to such Shares at such date and instead the Restricted Period with respect to such Shares shall expire at the date on which the Committee has determined that the Performance Target has been achieved, provided, that any Shares for which the Restricted Period has not expired by the __________

anniversary of the Grant Date shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation or action on the part of the Company.

(b)The Grantee shall have all rights of a shareholder with respect to the Performance Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)the Grantee shall not be entitled to the removal of the restricted legends or restricted account notices or to delivery of the stock certificate (if any) for any Shares until the expiration of the Restricted Period as to such Shares and the fulfillment of any other restrictive conditions set forth herein;

(ii)none of the Performance Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares and until the fulfillment of any other restrictive conditions set forth herein; and

(iii)except as otherwise determined by the Committee at or after the grant of the Award, any Performance Shares as to which the applicable “Restricted Period” has not expired (or other restrictive conditions have not been met) shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation or action on the part of the Company, upon the Grantee’s Termination of Service prior to the end of the Restricted Period applicable to such Shares.

(c)Notwithstanding the foregoing, the Restricted Period shall automatically expire as to all Performance Shares awarded hereunder (as to which such Restricted Period has not previously expired), and such Shares shall vest and become subject to Section 3 hereof, in the following circumstances:

(i)upon the Grantee’s Termination of Service which results from the Grantee’s death or Disability; or

(ii)upon a Change in Control.

Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Performance Shares shall be subject to the same restrictions, terms and conditions as such of Performance Shares. Cash dividends declared with respect to the Performance Shares will accumulate and will be paid to Grantee only if and when the Restricted Period with respect to the underlying Performance Shares expires. In the event Performance Shares are forfeited, any cash dividends accumulated with respect to such forfeited Performance Shares shall also be forfeited.

3.Termination of Restrictions.  Following the expiration of the Restricted Period, and provided that all other restrictive conditions set forth herein have been met, all restrictions set forth in this Agreement or in the Plan relating to such portion or all, as applicable, of the Performance Shares shall lapse as to such portion or all, as applicable, of the Shares, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall, upon request, be delivered to the Grantee or Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Grantee in book-entry form).

4.Delivery of Shares.

(a)As of the date hereof, certificates representing the Performance Shares may be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their forfeiture or reversion to the Company as set forth in Sections 2(a) and 2(b) hereof.  The Committee may, in its discretion, provide that the Grantee’s ownership of the Performance Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e. a computerized or manual entry) in the records of the Company or its designated agent in accordance with and subject to the applicable provisions of the Plan.

(b)If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Performance Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee upon request following the date on which the restrictions on such Shares lapse.

(c)If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

(d)Any certificate representing Performance Shares shall bear (and confirmation and account statements sent to the Grantee with respect to book-entry Shares may bear) a legend in substantially the following form or substance:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITES ACT OF 1933 AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE J. ALEXANDER’S HOLDINGS, INC. AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE PERFORMANCE SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE

OWNER OF THE PERFORMANCE SHARES REPRESENTED HEREBY AND J. ALEXANDER’S HOLDINGS, INC. (THE “COMPANY”).  THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

5.Effect of Lapse of Restrictions.  To the extent that the Restricted Period applicable to any Performance Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement upon compliance with applicable legal requirements.

6.No Right to Continued Employment.  This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company, and subject to any other written contractual arrangement between the Company and the Grantee, the Company may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

7.Adjustments.  The Committee may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (and shall make adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan whenever the Committee determines that such events affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.

8.Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

9.Withholding of Taxes.  If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”).  Failure by the Grantee to pay such Withholding Taxes (if applicable) will render this Agreement and the Award granted hereunder null and void ab initio and the Performance Shares granted hereunder will be immediately cancelled.  If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of the Performance Shares (or property distributed with respect thereto), the Company may satisfy the required Withholding Taxes (if applicable) as set forth by Internal Revenue Service guidelines for the employer’s statutory withholding with respect to the Grantee pursuant to Section 15.5 (Tax Withholding) of the Plan and issue vested shares to the Grantee without restriction.  Unless otherwise specifically determined by the Committee in connection with the vesting of any Performance Shares hereunder, the Company shall satisfy the required Withholding Taxes (if applicable) by withholding from the Shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares.

10.Plan Governs.  The Grantee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof.  The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12.Notices.  All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, TN 37202

Attn: Jessica L. Hagler, Vice President, Chief Financial          Officer, Treasurer and Secretary

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13.Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

14.Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Performance Share Award Agreement to be duly executed effective as of the day and year first above written.

J. ALEXANDER’S HOLDINGS, INC.

By: ____________________________________

Name: ____________________________________

Title: ____________________________________

GRANTEE:

__________________________________________

Exhibit A

Performance Target

1.

Performance Period. The “Performance Period” for this Award shall be any four consecutive fiscal quarters during the sixteen quarter period beginning with the fiscal quarter in which the Grant Date occurred.

2.

Performance Target. The Performance Target means Adjusted EBITDA of [____________] during a Performance Period. For purposes of this Agreement, Adjusted EBITDA means earnings before net interest expense, income taxes, depreciation, amortization, pre-opening expense, certain impairment charges, if applicable, any restaurant closing costs, any loss on disposals of fixed assets, any transaction, contested proxy and integration expenses, if applicable, any non-cash compensation, any loss from discontinued operations, any change in deferred compensation accruals that result from interest rate changes, and any other items that do not reflect our performance for a given fiscal year, as reported by the Company or as otherwise calculated by the Committee.